UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

IMMUNOCLIN CORPORATION

(Name of Small Business Issuer in its charter)

Nevada	000-54738	32-0337695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

1-888-267-1175

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2014, Khadija Benlhassan, Ph.D. entered into a five-year management agreement (the “Agreement”) for acting as Director and Chief Scientific Officer for Immunoclin Corporation (the “Company”) and undertake the duties and responsibilities of these appointments as of March 1, 2014.  Under the Agreement, Dr. Benlhassan is to receive compensation of $16,667 per month for the first three months (March through May 2014) and $17,778 per month for the nine months thereafter through to the end of her first year of service under the Agreement.  Dr. Benlhassan also received 1,000,000 Rule 144 restricted common shares of the Company, followed by payment one year following the signing of the Agreement (considered November 30, 2014) of an identical stock bonus to her or her assigns of an additional 1,000,000 Rule 144 restricted common shares of the Company.  The estimated fair value of the initial stock compensation package to Dr. Benlhassan is $2,000,000, based on the closing price of $2.00 per share for the Company’s stock on January 22, 2014.

Dr. Khadija Benlhassan is French; she holds a Masters Degree with thesis of “Genetic and Molecular Basis of Normal and Pathologic Immune System”, at University Paris 5 René Descartes, France / Pasteur Institute, Paris and the “cytokine and Immunology of human tumours” Laboratory at Gustave Roussy Institute; Villejuif, France.  Dr. Benlhassan received a Ph.D. degree in Immunology in December 2003 with the highest honours and distinction awarded by the jury from the University Paris 5 René Descartes, France.  During her Ph.D. studies, Dr Benlhassan carried out a research project involving the evaluation of antiviral drug efficacy and study of immune response enhancement in post-exposure prophylaxis of Human Immunodeficiency Virus (HIV) transmission at the Neurovirology Laboratory, Medical Research Department, French National Nuclear Agency (CEA), France in collaboration with GlaxoSmithKline Laboratories France, the French National Institute of Health and Medical Research (INSERM) in Necker medical faculty and with the Laboratory of viral immunopathology  of Pasteur Institute, Paris, France. In March 2003 Dr Benlhassan joined Biopharm Centre of Excellence in Drug Discovery as a senior research scientist at GlaxoSmithKline R&D, Stevenage, UK, where she carried out research on the evaluation of molecular adjuvants to enhance the potency of DNA vaccines.  In September 2005, Dr Benlhassan became a Research Manager, Immunity, at Danone Research, Palaiseau, France, responsible for design and conduct of clinical trials as well as pre-clinical research projects to evidence health benefits and immunity of nutritional interventions.  Within dynamic and highly skilled research teams, widely connected to the top international experts, she was in charge of demonstrating the relationship between probiotics and immunity in humans.  In May 2006, Dr Benlhassan joined MERCURIA, Paris, France as manager responsible for pre-clinical and clinical research projects in anti-infectives, neurology, cardiovascular diseases and functional food.  In April 2009, she joined ImmunoClin Sarl and took responsibility for the conduct of international clinical research projects in infectious diseases, cancer, Alzheimer’s, diagnostics, innate immunity, cardiovascular diseases and functional food as well as for directing pre-clinical laboratory research in Paris.

Dr. Benlhassan will serve as our director and officer until her duly elected successor is appointed or she resigns.  There are no arrangements or understandings between Dr. Benlhassan and any other person pursuant to which she was selected as an officer or director.  There are no family relationship between Dr. Benlhassan and any of our officers or directors.  Dr. Benlhassan has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 9.01         Financial Statements and Exhibits

(d)   Exhibits

Exhibit Number	Description of Exhibit
10.1	Management Agreement with Dr. Khadija Benlhassan, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOCLIN CORPORATION
Date: March 4, 2014	/s/ Chad S. Johnson
Director, General Counsel, and COO